Exhibit 10.17

SYMBION, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EFFECTIVE MAY 1, 2005

I. NAME AND PURPOSE

Symbion, Inc. (the “Company”) desires to provide for deferred compensation for certain employees of the Company and its Affiliates. Accordingly, the Company has established this Symbion, Inc. Supplemental Executive Retirement Plan (the “Plan”) to enable the Company to attract and retain persons of outstanding competence. This Plan is to be an unfunded plan of deferred compensation providing benefits on an individual account basis. This Plan is intended to cover a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a) (3), and 401(a) (1) of ERISA, and is intended to be exempt from Parts 2, 3, and 4 of Title I of ERISA. The Plan shall continue indefinitely until it is terminated by an amendment permissible under Section 7.3.

The Company intends that the Plan be established and operated in a manner that is consistent with the requirements of section 409A of the Code so that compensation income is deferred until the time of inclusion that is elected or otherwise specified herein. The Plan shall be operated in compliance with section 409A of the Code and Treasury Regulations promulgated thereunder. The Company intends to take such further actions that are required, desirable or appropriate to ensure compliance with section 409A of the Code, including the adoption of Plan amendments to include features necessitated under the Code or Treasury Regulations. All elections made hereunder are subject to such amendment of the Plan that is required under section 409A of the Code.

II. DEFINITIONS

When used in this Plan, the following terms will have the meanings set forth below:

2.1 “Account” means the bookkeeping entry maintained on the books of the Company to account for credits of deferred compensation and other amounts specified under Article III. The Account shall not be connected to any particular fund or asset.

2.2 “Affiliate” means a subsidiary of the Company or any other business entity that is substantially owned or controlled by the Company, directly or indirectly.

2.3 “Beneficiary” shall mean the individual or individuals designated pursuant to Section 5.4. Provided, however, if a Participant is married at the time of death, the Participant’s spouse shall be the Beneficiary unless the spouse has consented in writing and in accordance with procedures established by the Committee to the designation of another Beneficiary.

2.4 “Board” means the board of directors of the Company.

2.5 “Change in Control” means a “Change in Control Event” as described in IRS Notice 2005-1 Q/A 11-14 and as may be superseded by Treasury Regulations.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the compensation committee of the Board; provided, however, that the chief executive officer or secretary of the Company are authorized to act on behalf of the Committee with respect to general actions that are necessary or appropriate for the administration of the Plan, but may not select individuals to participate in the Plan without the specific direction or ratification of the Committee. The Committee may delegate some or all of its administrative authority to a person or committee. After the occurrence of a Change in Control, the members of the Committee shall continue to be the individuals who were Committee members immediately prior to the Change in Control.

2.8 “Company” means Symbion, Inc. and its successors.

2.9 “Contribution” means an amount that is credited to a Participant’s Account as the result of a Deferral election pursuant to Section 3.2 or as the result of amounts credited by the Company pursuant to Section 3.3. A Contribution may, but need not, be represented by a deposit by the Company to a grantor trust or fund established by the Company to satisfy its liabilities hereunder.

2.10 “Deferral” means a portion of a Participant’s compensation and/or bonus earned in a certain period that a Participant has elected to receive a later date pursuant to the terms of this Plan.

2.11 “Disability” means a condition that results in a Participant (i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any accident and health plan covering employees of the Participant’s employer.

2.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13 “Normal Retirement Date” means the date a Participant retires from the Company and has attained age 60.

2.14 “Participant” means an individual who satisfies the eligibility requirements of Section 3.1 and who makes a Deferral election pursuant to Section 3.2.

2.15 “Plan Year” means the 12 consecutive month period beginning on January 1 of each year, provided that the initial Plan Year shall be the period from May 1, 2005 until December 31, 2005.

2.16 “Savings Plan” means the Symbion 401(k) Retirement Savings Plan.

III. ELIGIBILITY AND BENEFIT ACCRUALS

3.1 Eligibility. Eligibility for participation in the Plan is limited to employees of the Company and its Affiliates who are: (i) members of a select group of management or highly compensated employees of the Company, within the meaning of sections 201(2), 301(a) (3), and 401(a) (1) of ERISA, and (ii) designated by the Committee to participate in this Plan. The designation by the Committee shall be deemed to be irrebuttable evidence that such individual is for all purposes to be a member of a select group of management and highly compensated employees.

3.2 Participant Deferral Elections. Eligible employees, as described in Section 3.1, may make Deferral elections after the determination of their eligibility to participate in the Plan in accordance with the procedures described herein.

(a) An eligible employee may make an annual election to defer the receipt of up to 25% of his or her annual base compensation that is paid through regular periodic payroll during each Plan Year. In addition, an eligible employee may defer the receipt of up to 50% of any bonus to be paid with respect to such Plan Year (such bonus may be paid in the next succeeding Plan Year). The Deferral election shall only apply prospectively and is irrevocable during the applicable Plan Year. A Participant’s Deferrals will be credited to his Account at the end of the month in which the amounts would otherwise be payable to the Participant.

(b) The amount of a Deferral election described in Section 3.2(a) shall be stated either as a dollar amount or a percentage of a Participant’s cash compensation.

(i) Unless otherwise specified in a Deferral election that is authorized by the Committee, the Company shall withhold the amount elected pro rata from each payroll period while the election is in effect. An election with respect to a bonus may be expressed as a dollar amount, a percentage, or a percentage of a Participant’s compensation over a dollar threshold (e.g., 10% over $50,000).

(ii) Deferrals will be withheld from a Participant’s compensation in accordance with the Participant’s written Deferral elections but shall be subject to other tax withholdings, offsets and payroll deductions.

(iii) Unless a Participant elects to make no Deferral, the minimum Deferral for a Plan Year is 2% of the Participant’s cash compensation for the Plan Year.

(c) In addition to the Deferral described in Section 3.2(a), each Participant may make a Deferral election to have that portion of his or her salary deferral contributions to the Savings Plan for the affected Plan Year that exceeds the Participants’ deferral limits under the Savings Plan (due to sections 401(a), 401(k), or 402(g) of the Code), plus any earnings thereon, to be contributed to this Plan and credited to the Participant’s Account.

(d) Generally, Deferral elections will be effective for the Plan Year that next follows the date of the election, unless a later date is specified by the Participant. However, a Participant may make an election at any time within 30 days of the date that he or she first becomes eligible to participate in the Plan that will be effective at the time of eligibility. Unless stated otherwise in a Deferral election that is authorized by the Committee, Deferral elections shall expire at the end of each Plan Year and a new Deferral election shall be required for each succeeding Plan Year. The failure to make a Deferral election for any Plan Year by an Eligible employee shall be deemed to be an election to receive current cash compensation during the Plan Year.

(e) All elections made pursuant to this Plan will be made in accordance with the procedures prescribed by the Committee, and must be timely communicated to the Committee.

3.3 Company Contributions. Effective as of the last day of each Plan Year, the Company shall make a Contribution that is credited to the Account of each Participant who made a Deferral election of at least 2% of base salary earned during such Plan Year and who was employed on the last day of the Plan Year (each an “Eligible Participant” for purposes of this Section). The Company Contribution shall be at least 2% of the base salary (not including bonus or other compensation items) of each Eligible Participant. At its sole discretion, the Company may make additional Contributions on behalf of Eligible Participants.

3.4 Earnings. Earnings, gains and losses shall be credited to each respective Account in accordance with the investment experience of the investment funds that are designated for the Plan by the Committee. Such investment funds (e.g., mutual funds, pooled funds, corporate owned life insurance arrangements or any other arrangements, which may include fixed income funds) shall be selected and designated by the Committee from time to time in its sole discretion. Participants may direct the investment of their Accounts in such investment funds in accordance with such procedures as the Committee may adopt from time to time. Each Participant’s Account shall be credited as of each valuation date with income, gains or losses corresponding to the investment performance of the funds selected by that Participant. The sole purpose of the investment funds is to determine the appropriate earnings credit for Participants’ Accounts. Participants shall have no interest whatsoever in any investment fund or any asset thereof. The Company shall be under no duty to question any direction of a Participant with respect to the investment, retention or disposition of investments selected by the Participant. The Company shall be under no liability for any loss of any kind which may result by reason of any action taken in accordance with the directions of the Participant, or by reason of any failure to act because of the absence of any such directions. If a Participant gives no instructions with respect to the investment of his or her Account, the Committee shall determine earnings on the Participant’s Account pursuant to a default investment selected by the Committee.

If the Committee does not designate one or more investment funds for the investment of Plan Accounts, Accounts shall accrue earnings at a crediting rate established in the sole and absolute discretion of the Committee.

3.5 Vesting. The portion of a Participant’s Account that is comprised of Deferrals is 100% vested and nonforfeitable at all times. In addition, upon termination of service as a result of Disability or death or following Normal Retirement Date or a Change in Control, a Participant’s entire Account, including earnings, shall be 100% vested and nonforfeitable. Otherwise, upon termination of employment that does not occur as a result of Disability or death or follow Normal Retirement Date or a Change in Control, a Participant shall forfeit all Company Contributions (without regard to earnings or losses thereon) that were made less than one year prior to the Participant’s termination of employment.

IV. BENEFIT ELECTIONS AND DISTRIBUTIONS

4.1 Commencement of Distribution. Subject to the approval of the Company, a Participant may elect in a Deferral election pursuant to Section 3.2 for distributions to be paid upon Normal Retirement Date, termination of employment or a date specified in the election. Unless a Participant elects otherwise, distributions shall be made as soon as administratively feasible following any termination of employment.

4.2 Form of Distribution. A Participant may elect in a Deferral election pursuant to Section 3.2 for distributions to be paid in the form of a single sum or in annual installments over a period of no more than ten years. In the absence of such an election, distributions shall be made in a single sum. However, notwithstanding any contrary election by a Participant, the Company may elect to immediately distribute any Account that is less than $10,000 when the Participant terminates employment.

4.3 Election Modifications. A Participant may modify a prior distribution election made under this Article IV at any time that is at least 12 months prior to the date that a distribution is scheduled to commence; provided, however, commencement of the distribution must be deferred for a minimum of five years of the original distribution date. In addition, any such modification must comply with the requirements of Section 409A of the Code and regulations and rulings issued thereunder.

4.4 Payments to Beneficiaries. Should a Participant die prior to receiving a distribution of his entire Account balance, his remaining Account balance shall be paid in a single sum to his designated Beneficiary(ies) as soon as administratively feasible.

4.5 Right of Offset. The Company may offset from a Participant’s Account an amount for any damages sustained by the Company or its Affiliates arising out of Participant’s fraud, theft, or embezzlement of assets owned by the Company or its Affiliates, or damages sustained by the Company or its Affiliates arising out of Participant’s violation of any provision of any past, present, or future written agreement between the parties, including, but not limited to, the following covenants in any existing non-competition and/or non-disclosure agreement (as well as their respective counterparts in any successor agreement between the parties): non-solicitation; non-competition; disclosure of confidential information; or proprietary rights and trade secrets. Any such offsets will reduce the value of the Participant’s Account and reduce the amount of benefits otherwise payable to the Participant.

4.6 Financial Hardship. In the case of an unforeseeable emergency, a Participant may apply to the Committee for withdrawal to the extent necessary to satisfy the emergency need. For purposes of this Plan, the term “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(a) Withdrawals for an unforeseeable emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(b) The Committee shall have full and complete discretion to consider and make a determination concerning a request for a hardship withdrawal. The Committee is also entitled to reasonably rely upon the representations of a Participant concerning his qualification for a hardship withdrawal. All decisions of the Committee shall be final, binding and conclusive.

V. ADMINISTRATION

5.1 Administration Committee. This Plan shall be administered by the Committee. The Committee shall have full discretionary power and authority to interpret, construe and administer this Plan and the Committee’s interpretations and constructions thereof, and actions thereunder, including the amount or recipient of the payment to be made from this Plan, shall be binding and conclusive on all persons for all purposes.

5.2 Funding. All benefits payable hereunder shall be unfunded for purposes of section 83 of the Code and Title I of ERISA. The Plan constitutes a merely promise by the Company to make benefit payments in the future.

(a) Except as described in this Section, the Company may establish a trust (the “Trust”) as a reserve for the benefits payable hereunder and for the purposes stated in the Trust instrument. The Company shall be the grantor of the Trust and the Trust shall be established for the benefit of the Participants herein and, in the case of the insolvency or bankruptcy of the Company, for the benefit of the general creditors of the Company. To the extent that the Participants’ benefits are not paid from the Trust, such benefits shall be paid from the general assets of the Company. The

Participants shall have no funded, secured, or preferential right to payment hereunder, but rather shall at all times have the status of a general unsecured creditor.

(b) The Company, in its sole discretion, may contribute funds to the Trust in amounts it determines to be appropriate or desirable but, prior to the time that a Change in Control is being considered by the officers, shareholders or directors of the Company, obligated to make any contribution to the Trust, may cease funding the Trust.

(c) Coincident with or immediately prior to the occurrence of a Change in Control, the Company shall fully fund the Trust in an amount that is adequate to pay all benefits due hereunder upon the Change in Control.

5.3 Claims Procedure. Prior to or upon becoming entitled to receive a benefit hereunder, a Participant or his or her surviving spouse (“Claimant”) shall request payment of such benefits at the time and in the manner prescribed by the Committee. The Committee may direct payment of benefits without requiring the filing of a claim therefore, if the Committee has knowledge of such Claimant’s whereabouts. The Committee shall provide adequate notice in writing as prescribed pursuant to paragraph (b) below to any Claimant whose claim for benefits under the Plan has been denied.

(a) Such notice must be sent within 90 days of the date the claim is received by the Committee unless special circumstances require an extension of time for processing the claim. Such extension shall not exceed 90 days and no extension shall be allowed unless, within the initial 90 day period, the Claimant is sent an extension notice indicating the special circumstances requiring the extension and specifying a date by which the Committee expects to render its decision.

(b) The Committee’s notice of denial to the Claimant shall set forth the following:

(i) the specific reason or reasons for the denial;

(ii) specific references to pertinent Plan provisions on which the Committee based its denial;

(iii) a description of any additional material and information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed;

(iv) a statement that the Claimant may request a review upon written application to the Committee, review pertinent Plan documents, and submit issues and comments in writing;

(v) a statement that any appeal of the Committee’s adverse determination must be made in writing to the Committee within 60 days after receipt of the Committee’s notice of denial of benefits, and that failure to appeal the action to the Committee in writing within the 60-day period will render the Committee’s determination final, binding, and conclusive; and

(vi) the address of the Committee to which the Claimant may forward his or her appeal.

(c) If the Claimant should appeal to the Committee, the Claimant or a duly authorized representative may submit, in writing, whatever issues and comments the Claimant deems pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on the appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within 60 days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60 day period infeasible, but in no event shall the Committee render a decision regarding the denial of a claim for benefits later than 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the date the extension period commences.

5.4 Designation of Beneficiaries. Each Participant shall designate in a writing prescribed by the Committee a Beneficiary(ies) and contingent Beneficiary(ies) to whom benefits due hereunder shall be paid. If any Participant fails to designate a Beneficiary or if the designated Beneficiary predeceases the Participant, benefits due hereunder at that Participant’s death shall be paid to his or her contingent Beneficiary or, if none, to the deceased Participant’s surviving spouse, if any, and if none, to the deceased Participant’s estate. A Participant may change a Beneficiary designation in writing in accordance with the above procedures at any time prior to his death.

VI. MISCELLANEOUS

6.1 Non-assignment of Interest. No right or interest to or in any payment or benefit to a Participant shall be assignable by such Participant except by will or the laws of descent and distribution. No right, benefit or interest of a Participant hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude a Participant from designating one or more Beneficiaries to receive any amount that may be payable to such Participant under the Plan after his death and shall not preclude the legal representatives of the Participant’s estate from assigning any right hereunder to the person or persons entitled thereto under his will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

6.2 Successors. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators, and duly appointed legal representatives.

6.3 Amendment and Termination. The Company may at any time modify or terminate this Plan by an amendment pursuant to an action that is approved or by the Company, as evidenced in a writing that is executed by an appropriate officer or the Committee. An amendment to the Plan to effect a termination may, in the discretion of the Company, specify that all Accounts are fully vested. Prior to the occurrence of a Change in Control, the Company may terminate the Plan and thereupon distribute all vested benefits accrued hereunder, and no further Contributions to the Plan will be permitted. Upon any other Plan termination, no further Contributions to the Plan will be permitted, and distributions will be made in accordance with the distribution elections that were made by Participants in accordance with the terms of the Plan prior to its termination; provided that no distributions may be postponed by a Participant after Plan termination.

6.4 Taxes. All payments made hereunder shall be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities in effect at the time of such payments.

6.5 Controlling Law. Except to the extent superseded by federal law, the internal laws of the State of Tennessee shall be controlling in all matters relating to the Plan, including construction and performance hereof.

IN WITNESS WHEREOF, Symbion, Inc. has caused this instrument to be executed by its duly authorized officer effective as of the date first written above.

SYMBION, INC.

By:	/s/ R. Dale Kennedy
Its:	Senior Vice President of
Management Services